UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
__________________

Date of Report (Date of earliest event reported): September 20, 2010

CHINA MEDIA GROUP CORPORATION
(Exact Name of Registrant as Specified in Charter)

Texas	5813	75-3016844
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1403 Wan Chai Commercial Center, 194-204 Johnston Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	+011 852 3171 1208 (ext. 222)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 20, 2010, China Media Group Corporation ("CMG"), Good World Investments Limited ("GWIL"), a wholly owned subsidiary of CMG, and Tidewell Limited ("Tidewell") entered into a Sale and Purchase Agreement ("SP Agreement") for GWIL to acquire 100% equity interest in Jademan International Limited ("Jademan"), an investment holding company incorporated in Hong Kong, from Tidewell for a total purchase consideration of US$250,000, of which US$50,000 shall be paid by the issuance of a 6% per annum interest bearing promissory note and the remaining balance of US$200,000 shall be paid by the issuance of 10,000,000 shares in CMG. This SP Agreement is subject to GWIL's satisfactory due diligence.

In accordance with the SP Agreement, Tidewell is also entitled to receive an additional 10,000,000 shares in CMG when Jademan's subsidiary, China Integrated Media Corporation Limited ("CIMC"), a public company incorporated in Australia, is successfully being approved for quotation on the Australian Stock Exchange or any other internationally recognized exchange within 9 months from the date of completion of the SP Agreement ("Completion Date"). In addition, Tidewell is entitled to performance shares calculated at 4 times the Jademan's consolidated annualised earnings before income tax for the first two years from the Completion Date less US$250,000 at a share issue price discounted at 18% of the then 15 days average closing price of CMG shares quoted.

Jademan's primary asset is its 69% interests in CIMC, which is in the business of digital signage media and provisioning of contents and content management for Internet Protocol Television (IPTV) in China.

Tidewell is owned as to 49% by Mr. Con Unerkov, Chairman of CMG.

The SP Agreement is attached hereto in Exhibit 10.1.

Item 3.02	Unregistered Sales of Equity Securities

In connection with the transaction described in Item 1.01 of this Current Report on Form 8-K, the Company shall issue to Tidewell 10,000,000 shares of its common stock as part of the consideration for the purchase of  the 100% equity interest to Jademan.

Item 9.01	Financial Statements and Exhibits
(a)	Not applicable
(b)	Not applicable
(c)	Exhibit No. Description - See table below.

Exhibit	Description	Location
Exhibit 10.1	Sale and Purchase Agreement	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2010	CHINA MEDIA GROUP CORPORATION By: /s/ Cheng Pheng LOI --------------------------------- Name: Cheng Pheng LOI Title: President